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                                                                       EXHIBIT 5

                              SETTLEMENT AGREEMENT

                  This agreement is made and entered into effective this 21st day of August, 1997, by and among BUCYRUS INTERNATIONAL, INC. ("BI") and JACKSON NATIONAL LIFE INSURANCE COMPANY ("JNL").

                  WHEREAS, BI is the successor in interest to Bucyrus-Erie Company ("Bucyrus") and B-E Holdings, Inc. ("Holdings" and, collectively with Bucyrus, the "Debtors") under the Debtors' Second Amended Plan of Reorganization (the "Plan") which was consummated on December 14, 1994 in proceedings captioned In re B-E Holdings, Inc. and Bucyrus-Erie Company, Case Nos. 94-20786, 94-20787 (Bankr. E.D. Wis.) (RAE) (the "Bankruptcy Proceedings") in the United States Bankruptcy Court for the Eastern District of Wisconsin (the "Bankruptcy Court");

                  WHEREAS, JNL made an application for reimbursement of its professional fees and expenses incurred in the Bankruptcy Proceedings pursuant to Section 503(b) of the Bankruptcy Code (the "503(b) Claim"), the Bankruptcy Court allowed that application to the extent of $500, JNL appealed the Bankruptcy Court's ruling to the United States District Court for the Eastern District of Wisconsin and that court has now referred the 503(b) Claim back to the Bankruptcy Court for further proceedings; and

                  WHEREAS, BI and JNL both wish to compromise and settle their disagreements over the 503(b) Claim;

                  NOW, THEREFORE:




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                  1. BI and JNL have agreed to settle and resolve the 503(b)
Claim for a cash payment to JNL of $200,000. JNL and BI also jointly agree to petition the Bankruptcy Court to withdraw its June 6, 1996 ruling with respect to the 503(b) Claim. The settlement of the 503(b) claim will be evidenced by a Stipulation and Order of Dismissal in the form of Exhibit A attached. The parties shall also execute and deliver a mutual release in the form of Exhibit B attached.

                  2. It is expressly understood that this Agreement is subject to and expressly contingent upon the entry of a final, non-appealable order of the Bankruptcy Court in the Bankruptcy Proceedings.

                  3. Nothing in this Agreement shall be construed as an admission by any person that any claim, defense or objection of any other person has merit. This Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations or agreements between the parties, either written or oral, on the subject hereof. The parties warrant and represent, each to the other, that they have been fully informed and have full knowledge of the terms, conditions and legal effects of this Agreement, and that each party is authorized to enter into this Agreement and related instruments. No amendment, change or modification of any provision of this Agreement, or any waiver thereof, shall be effective unless in writing signed by the party to be charged. BI and JNL shall each bear their own costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement. This




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Agreement shall bind and inure to the benefit of the principals, agents, representatives, successors, heirs and assigns of the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                    By:  /s/ W.R. HILDEBRAND
                                         -------------------------------------
                                         W.R. Hildebrand
                                         for Bucyrus International,
                                         Inc., Bucyrus-Erie Company and
                                         B-E Holdings, Inc.

                                    By:  /s/ F. JOHN STARK, III
                                         -------------------------------------
                                         F. John Stark, III
                                         PPM America, Inc., as
                                         attorney-in-fact for Jackson
                                         National Life Insurance
                                         Company




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